Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q2 RESULTS

$0.76 EPS EXCEEDS OUTLOOK

REVISES FULL YEAR 2022 EPS to FLAT: REFLECTS INCREMENTAL INFLATION and F/X

2022 Second Quarter Results	2022 Full Year Outlook
• Net Sales +4.2%: Domestic +4.7%, Int’l +1.6%, SPD +6.3% • Organic sales +3.4%: Domestic +2.4%, Int’l +6.5%, SPD +6.3% • EPS $0.76, flat to prior year Adjusted EPS ¹	• Net Sales growth +4% to +5%; Organic Sales +3% to +4%¹ • Reported EPS -9%, Adjusted EPS flat¹ • Cash from operations ~$900 million

EWING, NJ, July 29, 2022 – Church & Dwight Co., Inc. (NYSE: CHD) today announced second quarter net sales grew 4.2% to $1,325.1 million which reflects a 1% drag from currency. The Company continues to experience strong consumer demand for many of its products. Organic sales grew 3.4% driven by positive pricing of 6.3% offset by a volume decline of 2.9%.1

Second quarter 2022 EPS was $0.76; a decline of 12.6% compared to 2021 reported EPS and flat versus prior year adjusted EPS. Currency negatively impacted EPS by $0.01.1 Second quarter EPS exceeded the Company’s outlook of $0.70.

Matthew Farrell, Chief Executive Officer, commented, “Our brands once again experienced strong consumption. In the U.S. we grew consumption in 11 of our 17 categories, 6 of our brands experienced double-digit consumption growth. These included ARM & HAMMER™ Scent Boosters, ARM & HAMMER™ Baking Soda, ARM & HAMMER™ Clumping Litter, BATISTE™ dry shampoo, ZICAM™ zinc supplements and THERABREATH™ mouthwash. We gained share on 8 of our 14 power brands.

“We believe the recent improvement in fill rates (Q2 89%, improved from Q1 <80%) will continue through the back half of 2022 for most of our brands (~95% by end of year). The Company is well-positioned for a potential recessionary environment given that 40% of our portfolio is considered value products and the Company has low exposure to private label. Trade down to value detergent began in Q2 and our laundry portfolio is performing well. We expect second half market share gains as we continue to invest in our brands and supply chain fill levels continue to improve.

“Our International business had organic sales growth of 6.5% in Q2 as fill levels improved. In our Specialty Products business, organic sales grew 6.3% driven by both the animal and food production segment and bulk sodium bicarbonate segment.

“Gross margin contracted 220 bps reflecting higher commodities and third-party manufacturing costs. We now expect an additional $50 million of cost increases in 2022 vs prior expectations. In April we announced another round of mid to high single digit price increases on our Fabric Care and Litter products which became effective in July. In addition to incremental pricing actions, we will continue to pursue additional measures to offset these higher costs through productivity and pack size changes.

“Our recent acquisitions are performing well, with both ZICAM™ and THERABREATH™ experiencing double-digit consumption growth, increasing distribution, and gaining share. The THERABREATH™ acquisition is now fully integrated. We continue to pursue acquisitions that meet our strict criteria.”

Second Quarter Review

Consumer Domestic net sales were $1,004.7 million, a $45.0 million or 4.7% increase versus prior year driven by household products sales growth. Organic sales increased 2.4%¹ due to price and product mix (+6.8%), offset by volume (-4.4%). Growth was led by ARM & HAMMER™ Liquid Detergent, ARM & HAMMER™ Cat Litter, BATISTE™ dry shampoo, OXICLEAN™ Versatile Stain Remover, and ZICAM™ zinc supplements, offset by lower consumption for vitamins and declines in discretionary products such as WATERPIK™ Shower Heads and FLAWLESS™.

Consumer International net sales were $230.5 million, a $3.7 million or 1.6% increase. Foreign currency exchange rates negatively impacted sales by -5.6%. Organic sales increased 6.5%¹ due to higher pricing/mix (+2.9%) and volume (+3.6%). Q2 organic sales were primarily driven by BATISTE in Europe, VMS and BATISTE in Canada, and growth across the GMG business.

Specialty Products net sales were $89.9 million, a $5.3 million or 6.3% increase. Organic sales also increased 6.3%¹ driven by higher pricing in the dairy and Specialty Chemicals businesses.

Gross margin decreased 220 basis points to 41.2% due to the impact of higher raw material, manufacturing, and distribution costs, net of improved pricing, productivity and favorable mix.

Marketing expense was $102.9 million, which was $14.1 million lower vs prior year due to low personal care fill rates. Marketing expense as a percentage of net sales decreased 140 basis points to 7.8%.

Selling, general, and administrative expense (SG&A)was $180.8 million or 13.6% of net sales, a 290 basis points increase as a percent of net sales on a reported basis (due to a benefit from Flawless acquisition earnout adjustment in PY), and a 10 basis points decrease on an adjusted basis.1

Income from Operations was $261.6 million or 19.8% of net sales compared to 23.5% in Q2 2021.

Other Expense of $15.1 million increased $3.7 million due to higher interest expense resulting from higher average debt outstanding.

The effective tax rate increased to 24.1% compared to 24.0% in 2021.

Operating Cash Flow

For the first six months of 2022, cash from operating activities was $310.4 million, a decrease of $33.9 million due to lower cash earnings and higher working capital. Higher inventories are the primary reason for the increase in working capital, primarily Waterpik, VMS and raw materials to ensure supply. We expect to reduce inventory to normalized levels by year end. We now expect full year cash flow from operations to be approximately $900 million (previously $920 million).

Capital expenditures for the first six months were $38.8 million, a $4.5 million decrease from the prior year. We now expect $180 million of capital expenditures for the full year (previously $200 million).

On June 30, 2022, cash on hand was $639.7 million, while total debt was $2.8 billion.

2022 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success. We are excited about our new product launches in 2022.

“We are entering a new segment with ARM & HAMMER™ Baby Hypoallergenic Detergent, which has zero preservatives, phosphates or dyes. It is EPA Safer Choice certified and gentler on baby’s skin.

“The TROJAN™ brand is launching two new condoms, TROJAN™ ULTRAFIT ™, and TROJAN™ BARESKIN RAW™.

“We are expanding ARM & HAMMER™ Forever Fresh Clumping Cat Litter, leveraging the growing trend of Essential Oils in providing long lasting odor control and freshness.

“The VITAFUSION™ brand has launched 2 in 1 Bi-Layer Gummies, which brings two benefits to the consumer. The ZICAM™ brand is launching their first immune supplement gummies, which provides for daily and nighttime immune support with Zinc + Vitamins C&D.

“THERABREATH™ launched a Whitening Rinse to complement the existing line and address a growing need in the category.”

Outlook for 2022

Mr. Farrell stated, “We expect 2022 to be another strong year for the Company despite a volatile environment. We now expect full year 2022 reported sales growth to be approximately 4% to 5% (previously 5% to 8%), including the negative effect from currency of approximately 1% versus original expectations. We expect organic sales growth to be approximately 3% to 4% (previously 3% to 6%). We expect strong consumption for value detergents in the second half offset by a slowdown in discretionary brands such as Waterpik and Flawless, and lower consumption growth in the vitamin category. We believe the Company is well positioned for a potential recessionary environment given that 40% of our portfolio is comprised of value products.”

Mr. Farrell continued, “We now expect $135 million of incremental cost inflation in 2022 which is $50 million higher than our expectations in April. These incremental costs are primarily related to raw and packaging materials and the pass through of similar costs from third party manufacturers. We remain committed to offsetting inflation with price, laundry concentration, and productivity efforts.

“We continue to anticipate full year reported gross margin to be down versus 2021, as we expect inflation to outpace pricing and productivity. Marketing spend is now expected to be lower in 2022 driven by the lower spend in the first half of the year that was driven by lower fill levels. In the second half, marketing dollar spend is expected to be significantly higher than the first half.

“Reflecting the impact of both higher cost inflation and a negative foreign currency impact of approximately 1%, we now expect EPS to be flat to 2021 adjusted EPS1. Our EPS Outlook reflects operating income growth of approximately 6% offset by a 320 basis point increase in our effective tax rate.

“We expect second half EPS to be flat to 2021. In Q3, we expect reported sales growth of approximately 2-4%, organic sales growth of approximately 1-3%¹, and gross margin contraction. Q3 organic sales expectations reflect a slowdown in discretionary brands such as Waterpik and Flawless and a difficult comparison for vitamins due to the prior year COVID spike from the Delta variant. We expect EPS of $0.65 per share, a 19% decrease from last year’s adjusted Q3 EPS.¹ This decline is influenced by inflation, higher expected SG&A (higher year over year incentive compensation), and promotional support.

“In Q4, we expect higher organic growth and significant EPS growth due to accelerated trade down to our value portfolio, recovery of fill rates in personal care and promotional support closer to pre COVID levels. Prior year Q4 was also burdened by onetime charges and investments.”

¹ See non-GAAP reporting reconciliations included at the end of this release. Except for organic sales, the Company’s 2022 results and outlook do not include adjustments from reported amounts.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss second quarter 2022 results on July 29 at 10:30 a.m. (ET). The webcast can be accessed at investor.churchdwight.com/investors/news-events.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER™, TROJAN™, OXICLEAN™, SPINBRUSH™, FIRST RESPONSE™, NAIR™, ORAJEL™, XTRA™, L’IL CRITTERS™ and VITAFUSION™, BATISTE™, WATERPIK™, FLAWLESS™, ZICAM™ and THERABREATH™. These fourteen key brands represent approximately 80% of the Company’s products sales. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™ brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2021, our continued progress earned public recognition, including the 2021 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2021 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2021 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; recessionary conditions; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact on the global economy of the military conflict between Russia and Ukraine, including the impact of export controls and other economic sanctions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices or other inflationary pressures , including as a result of the military conflict between Russia and Ukraine; delays and increased costs in manufacturing or distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Sales	$1,325.1	$1,271.1	$2,622.3	$2,510.0
Cost of sales	779.8	718.9	1,524.5	1,406.9
Gross Profit	545.3	552.2	1,097.8	1,103.1
Marketing expenses	102.9	117.0	204.8	215.7
Selling, general and administrative expenses	180.8	136.5	350.7	286.1
Income from Operations	261.6	298.7	542.3	601.3
Equity in earnings of affiliates	3.9	2.8	6.3	5.4
Other income (expense), net	(19.0)	(14.2)	(35.9)	(28.4)
Income before Income Taxes	246.5	287.3	512.7	578.3
Income taxes	59.4	69.0	121.2	139.3
Net Income	$187.1	$218.3	$391.5	$439.0
Net Income per share - Basic	$0.77	$0.89	$1.61	$1.79
Net Income per share - Diluted	$0.76	$0.87	$1.59	$1.76
Dividends per share	$0.26	$0.25	$0.53	$0.50
Weighted average shares outstanding - Basic	242.6	245.2	242.6	245.2
Weighted average shares outstanding - Diluted	246.4	250.0	246.5	249.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and Cash Equivalents	$639.7	$240.6
Accounts Receivable	405.8	405.5
Inventories	663.0	535.4
Other Current Assets	42.2	51.9
Total Current Assets	1,750.7	1,233.4
Property, Plant and Equipment (Net)	660.6	652.7
Equity Investment in Affiliates	12.2	9.1
Trade Names and Other Intangibles	3,434.6	3,494.3
Goodwill	2,270.7	2,274.5
Other Long-Term Assets	316.0	332.5
Total Assets	$8,444.8	$7,996.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$3.3	$252.8
Current portion of Long-Term debt	699.9	699.4
Other Current Liabilities	1,023.6	1,123.0
Total Current Liabilities	1,726.8	2,075.2
Long-Term Debt	2,103.9	1,610.7
Other Long-Term Liabilities	1,059.7	1,077.4
Stockholders’ Equity	3,554.4	3,233.2
Total Liabilities and Stockholders’ Equity	$8,444.8	$7,996.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2022	June 30, 2021

Net Income	$391.5	$439.0

Depreciation and amortization	107.3	110.3
Change in fair value of business acquisition liabilities	-	(57.0)
Deferred income taxes	2.4	20.9
Non-cash compensation	17.9	16.8
Other	(6.4)	2.9
Subtotal	512.7	532.9

Changes in assets and liabilities:
Accounts receivable	(7.5)	12.5
Inventories	(133.0)	(60.3)
Other current assets	10.0	2.6
Accounts payable and accrued expenses	(62.1)	(134.5)
Income taxes payable	2.0	0.1
Other	(11.7)	(9.0)
Net cash from operating activities	310.4	344.3

Capital expenditures	(38.8)	(43.3)
Other	(1.0)	(4.3)
Net cash (used in) investing activities	(39.8)	(47.6)

Net change in long-term debt	499.8	(100.0)
Net change in short-term debt	(249.5)	(118.4)
Payment of cash dividends	(127.4)	(123.8)
Proceeds from stock option exercises	16.9	12.5
Deferred financing and other	(7.6)	(0.1)
Net cash (used in) financing activities	132.2	(329.8)

F/X impact on cash	(3.7)	(0.2)

Net change in cash and cash equivalents	$399.1	$(33.3)

2022 and 2021 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2022	6/30/2021	Change
Household Products	$572.8	$523.0	9.5%
Personal Care Products	431.9	436.7	-1.1%
Consumer Domestic	$1,004.7	$959.7	4.7%
Consumer International	230.5	226.8	1.6%
Total Consumer Net Sales	$1,235.2	$1,186.5	4.1%
Specialty Products Division	89.9	84.6	6.3%
Total Net Sales	$1,325.1	$1,271.1	4.2%

	Six Months Ended		Percent
	6/30/2022	6/30/2021	Change
Household Products	$1,093.3	$1,018.2	7.4%
Personal Care Products	906.5	883.9	2.6%
Consumer Domestic	$1,999.8	$1,902.1	5.1%
Consumer International	445.1	443.2	0.4%
Total Consumer Net Sales	$2,444.9	$2,345.3	4.2%
Specialty Products Division	177.4	164.7	7.7%
Total Net Sales	$2,622.3	$2,510.0	4.5%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.2%	4.1%	4.7%	1.6%	6.3%
Less:
Acquisitions	1.8%	2.0%	2.3%	0.7%	0.0%
Add:
FX / Other	1.0%	1.1%	0.0%	5.6%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	3.4%	3.2%	2.4%	6.5%	6.3%

	Six Months Ended 6/30/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.5%	4.2%	5.1%	0.4%	7.7%
Less:
Acquisitions	2.1%	2.2%	2.6%	0.8%	0.0%
Add:
FX / Other	0.7%	0.7%	0.0%	3.9%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	3.1%	2.7%	2.5%	3.5%	7.7%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2022		For the quarter ended June 30, 2021		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$180.8	13.6%	$136.5	10.7%	290	bps
Flawless Earn-Out Adjustment	-	0.0%	38.0	3.0%	-300	bps
SG&A - Adjusted (non-GAAP)	$180.8	13.6%	$174.5	13.7%	-10	bps

	For the quarter ended June 30, 2022		For the quarter ended June 30, 2021		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$261.6	19.8%	$298.7	23.5%	-370	bps
Flawless Earn-Out Adjustment	-	0.0%	-38.0	-3.0%	300	bps
Income From Operations - Adjusted (non-GAAP)	$261.6	19.8%	$260.7	20.5%	-70	bps

	For the quarter ended June 30, 2022		For the quarter ended June 30, 2021		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.76		$0.87		-12.6%
Flawless Earn-Out Adjustment	-		-0.11
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.76		$0.76		0.0%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2022	December 31, 2022
Reported Sales Growth	3.0%	4.5%
Less: Acquisition	-2.0%	-2.0%
Add: FX / Other	1.0%	1.0%

Organic Sales Growth	2.0%	3.5%